Press Contact:	Nicole Anderson Ciena Corporation (410) 694-5700 pr@ciena.com
Investor Contact:	Gregg Lampf Ciena Corporation (410) 694-5700 ir@ciena.com

FOR IMMEDIATE RELEASE

Ciena Announces Preliminary Fiscal First Quarter 2012 Results

LINTHICUM, Md. - February 21, 2012 - Ciena® Corporation (NASDAQ: CIEN), the network specialist, today provided certain preliminary financial results for the fiscal first quarter ended January 31, 2012.

Revenue is now expected to be approximately $415 million, compared to the company's previous expectation of $435 to $455 million. Adjusted (non-GAAP) gross margin is expected to be in-line with the previous guidance of the low 40s percent range. Adjusted (non-GAAP) operating expense is now expected to be in the mid $170s million range, compared to the company's previous expectation of the low $180s million range. Adjusted (non-GAAP) operating expense is expected to be approximately $24 million lower than GAAP operating expense, related primarily to amortization of intangible assets, share-based compensation expense and restructuring costs.

“We are disappointed in our expected first quarter revenue results,” said Gary Smith, president and CEO of Ciena. “As previously stated, we continue to experience longer customer deployment and revenue recognition cycles as a result of our greater mix of international and solutions-oriented sales. When combined with the impact of the seasonality of our business and the calendar timing of our first fiscal quarter, this trend had a more significant effect than previously anticipated, and resulted in revenue recognition delays on a few solutions-oriented projects with new customers, especially in international markets.”

Smith continued, “However, we believe that first quarter revenue results are not reflective of the underlying strength of the business and ongoing customer demand. Specifically, product orders grew approximately 20 percent year-on-year, shipments were strong, and our ending backlog increased for the quarter. And, as evidence of our ability to drive operating leverage, we expect to be cash flow positive from operations and to achieve positive free cash flow for the quarter.”

The above information is preliminary and subject to normal quarter-end accounting review.

Reporting Date and Web Broadcast for Fiscal First Quarter 2012 Results
Ciena expects to announce full first quarter results on Wednesday, March 7, 2012, via Business Wire before the open of the financial markets. The press release also will be available on Ciena's website at www.ciena.com. In conjunction with the announcement, Ciena's management will host a live audio web broadcast beginning at 8:30 AM (Eastern) on March 7, 2012, accessible via www.ciena.com.
For those listeners unable to participate in the live web broadcast on Wednesday, March 7, 2012, an archived version of the conference call will be available shortly following the conclusion of the live call in the Investor Relations/Events section of Ciena's website at www.ciena.com.
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Notes to Investors

Forward-looking statements. This press release contains certain forward-looking statements that involve risks and uncertainties. These statements are based on current expectations, forecasts, assumptions and other information available to the Company as of the date hereof. Forward-looking statements include statements regarding Ciena's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. Forward-looking statements in this release include: “As previously stated, we continue to experience longer customer deployment and revenue recognition cycles as a result of our greater mix of international and solutions-oriented sales”; “When combined with the impact of the seasonality of our business and the calendar timing of our first fiscal quarter, this trend had a more significant effect than previously anticipated, and resulted in revenue recognition delays on a few solutions-oriented projects with new customers, especially in international markets”; “We believe that first quarter revenue results are not reflective of the underlying strength of the business and ongoing customer demand. Specifically, product orders grew approximately 20 percent year-on-year, shipments were strong, and our ending backlog increased for the quarter”; “as evidence of our ability to drive operating leverage, we expect to be cash flow positive from operations and to achieve positive free cash flow for the quarter.”

Ciena's actual results, performance or events may differ materially from these forward-looking statements made or implied due a number of risks and uncertainties relating to Ciena's business, including: the effect of broader economic and market conditions on our customers and their business; changes in network spending or network strategy by large communication service providers; seasonality and the timing and size of customer orders, including our ability to recognize revenue relating to such sales; the level of competitive pressure we encounter; the product, customer and geographic mix of sales within the period; supply chain disruptions and the level of success relating to efforts to optimize Ciena's operations; changes in foreign currency exchange rates affecting revenue and operating expense; and the other risk factors disclosed in Ciena's Report on Form 10-K filed with the Securities and Exchange Commission on December 22, 2011. Ciena assumes no obligation to update any forward-looking information included in this press release.
Non-GAAP Presentation of Quarterly Results. This release includes non-GAAP measures of Ciena's gross margin and operating expense. In evaluating the operating performance of Ciena's business, management excludes certain charges and credits that are required by GAAP. These items share one or more of the following characteristics: they are unusual and Ciena does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of Ciena's control. Management believes that the non-GAAP measures provide management and investors useful information and meaningful insight to the operating performance of the business. The presentation of these non-GAAP financial measures should be considered in addition to Ciena's GAAP results and these measures are not intended to be a substitute for the financial information prepared and presented in accordance with GAAP. Ciena's non-GAAP measures and the related adjustments may differ from non-GAAP measures used by other companies and should only be used to evaluate Ciena's results of operations in conjunction with our corresponding GAAP results.